Exhibit (d)(3)

Execution Version

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of March 2, 2021 (as may be amended, restated, supplemented or otherwise modified, this “Limited Guarantee”), by each of the parties listed on Exhibit A hereto (together with its successors and assigns, each, a “Guarantor” and collectively, the “Guarantors”), is made in favor of The Michaels Companies, Inc., a Delaware corporation (the “Guaranteed Party”). Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified, the “Merger Agreement”), by and among the Guaranteed Party, Magic AcquireCo, Inc., a Delaware corporation (“Parent”), and Magic MergeCo, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”). Except as otherwise specified herein, each capitalized term used in this Limited Guarantee and not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

1. Limited Guarantee. As consideration for, and to induce the Guaranteed Party to enter into the Merger Agreement, each Guarantor hereby absolutely, irrevocably and unconditionally guarantees as primary obligor and not merely as surety, severally and not jointly, to the Guaranteed Party, on the terms and subject to the conditions set forth herein (including the application of the Maximum Guarantor Amount), the due and punctual payment and performance of Parent’s obligation to pay to the Guaranteed Party (A)(i) following the valid termination of the Merger Agreement, the Parent Termination Fee, if, when, and as due, pursuant to Section 11.05(b) of the Merger Agreement or (ii) all amounts payable (and solely to the extent payable pursuant to a final and non-appealable order of a court of competent jurisdiction) as damages (solely to the extent proven) as a result of Willful and Material Breach by Parent or Merger Subsidiary on or before the Closing under and in accordance with the terms of the Merger Agreement plus (B) the amount required to satisfy Parent’s expense reimbursement and indemnification obligations under Section 8.07 of the Merger Agreement if, as and when Parent becomes obligated to make any payments thereunder (the obligations in clauses (A) and (B), collectively, the “Guaranteed Obligation”), in each case, arising under, or in connection with and on the terms and subject to the conditions set forth in, the Merger Agreement and this Limited Guarantee, in an amount equal to the percentage of the Maximum Aggregate Amount (as defined below) set forth opposite such Guarantor’s name on Exhibit A hereto (such amount with respect to each Guarantor is such Guarantor’s “Maximum Guarantor Amount” and such percentage set forth opposite such Guarantor’s name on Exhibit A hereto is such Guarantor’s “Pro Rata Percentage”); provided, that the maximum aggregate liability of each Guarantor hereunder shall not exceed such Guarantor’s Maximum Guarantor Amount and the maximum aggregate liability of the Guarantors hereunder shall not exceed $220,000,000 (such amount referred to herein as the “Maximum Aggregate Amount”). Notwithstanding anything herein to the contrary, the Guaranteed Party agrees and acknowledges, on behalf of itself and its Related Persons (as defined below), that (i) this Limited Guarantee may not be enforced without giving full and absolute effect to the provisions of this Limited Guarantee limiting the Guarantors’ liability to the Maximum Aggregate Amount and limiting each Guarantor’s liability to such Guarantor’s Maximum Guarantor Amount and (ii) the Guaranteed Party acknowledges and agrees that it will not, directly or indirectly, seek to enforce this Limited Guarantee in violation thereof. The Guaranteed Party hereby, on behalf of itself and its Related Persons, agrees and acknowledges that (A) the Guarantors shall in no event be required by this Limited Guarantee to pay to any Person or Persons in the aggregate more than the Maximum Aggregate Amount (and that no Guarantor shall be required to pay to any Person or Persons in the aggregate more than such Guarantor’s Maximum Guarantor Amount) under, in respect of, or in connection with, this Limited Guarantee and (B) no Guarantor shall have any obligation or liability to any Person under this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, or any other document or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, other than as expressly set forth herein or therein and solely to the extent thereof. In addition, the Guaranteed Party hereby, on behalf of itself and its Related Persons, agrees and acknowledges that (a) no Guarantor shall be required to pay (y) more than such Guarantor’s Pro Rata Percentage of the

Maximum Aggregate Amount or (z) any amounts required to be paid by any other Guarantor hereunder and (b) no demand by the Guaranteed Party shall be made, directly or indirectly, on any Guarantor unless demand is also made on each other Guarantor in accordance with their respective Pro Rata Percentages of the Guaranteed Obligation in accordance with the terms and conditions set forth herein. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, or any other document or instrument delivered in connection herewith or therewith or otherwise, the Guaranteed Party hereby agrees, on behalf of itself and its Related Persons, that to the extent Parent and Merger Subsidiary are relieved of all or any portion of their payment or performance obligations under the Merger Agreement, by indefeasible satisfaction or waiver thereof or pursuant to any other agreement with the Guaranteed Party, the Guarantors shall be similarly relieved, to such extent, of their respective obligations under this Limited Guarantee.

2. Terms of Limited Guarantee; Certain Waivers.

(a) This Limited Guarantee is a primary and original obligation of the Guarantors, not merely a suretyship relationship, and is a guarantee of payment and performance (subject to this Limited Guarantee’s terms and conditions and the terms and conditions of the Merger Agreement) and not of collection. If Parent fails to pay all or any portion of the Guaranteed Obligations when due under the Merger Agreement, then the Guarantors’ liability to the Guaranteed Party hereunder in respect of such applicable Guaranteed Obligations shall, at the Guaranteed Party’s option, become immediately due and payable, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable law to collect the Guaranteed Obligations from the Guarantors, including, subject in all respects to Section 1 of this Limited Guarantee, bringing and prosecuting a separate Claim against the Guarantors (whether or not any Claim is brought against Parent) to enforce this Limited Guarantee up to an amount equal to such Guarantor’s Maximum Guarantor Amount. Notwithstanding anything herein to the contrary, the Guaranteed Party agrees and acknowledges, on behalf of itself and its Related Persons, that each Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by such Guarantor hereunder, any claim, set-off, deduction, defense or release that Parent, Merger Subsidiary or the Guarantors could assert against the Guaranteed Party under the terms of, or with respect to, the Merger Agreement.

(b) The Guarantors agree and acknowledge that their respective obligations hereunder shall not be released or discharged in whole or in part, or otherwise affected by:

(i) any change in the corporate existence, structure or ownership of Parent, Merger Subsidiary or any Guarantor or any insolvency, bankruptcy, reorganization or other similar proceeding of Parent, Merger Subsidiary or any Guarantor or any of their Related Persons or affecting any of their respective assets;

(ii) any change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, any agreement entered into by the Guaranteed Party or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, in connection therewith, or any amendment, modification or waiver of, made in accordance with the terms and conditions of, the Merger Agreement or the documents entered into in connection therewith or herewith, in each case, made in accordance with the terms thereof;

(iii) the existence of any claim, set-off or other right that the Guarantors may have at any time against Parent, the Guaranteed Party (other than under the Merger Agreement) or any of their respective Related Persons, whether in connection with the Guaranteed Obligation or otherwise;

(iv) the addition, substitution or release of any Person now or hereafter liable with respect to any Guaranteed Obligation or otherwise interested in the transactions contemplated by the Merger Agreement, any financing commitment letters, this Limited Guarantee or any related agreement or document (other than a release of Parent or the Guarantors with respect to the Guaranteed Obligations);

(v) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations;

(vi) any occurrence, circumstance, act or omission that may or might in any manner or to any extent vary the risk of the Guarantors or otherwise operate as a discharge of the Guarantors as a matter of law or equity (other than payment of the Guaranteed Obligations or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent);

(vii) any action or inaction on the part of the Guaranteed Party, including, without limitation, the absence of any attempt to assert, or any delay in asserting, any claim or demand or to enforce any right or remedy against Parent or Merger Subsidiary, or collect the Guaranteed Obligations from Parent or any of the Guarantors; or

(viii) any release, waiver, forbearance or discharge, in whole or in part, of any obligation of Parent or Merger Subsidiary contained in the Merger Agreement (other than expressly with respect to any of the Guaranteed Obligations).

Notwithstanding the foregoing or anything to the contrary in this Limited Guarantee, the Guarantors shall be immediately fully released and discharged hereunder without the need for any further action by any Person if the Guaranteed Obligation is indefeasibly paid in full to the Company by Parent or any other Person. In the event that any payment of the Company in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder (subject to the terms hereof) as if such payment had not been made.

(c) The Guarantors hereby expressly waive any and all rights or defenses arising by reason of any Applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantors waive promptness, diligence, notice of acceptance of this Limited Guarantee and of the Guaranteed Obligation, presentment, demand for payment, notice of nonperformance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligation and all other notices of any kind (except for notices to be provided to Parent pursuant to the Merger Agreement), all defenses which may be available by virtue of any stay, moratorium law or other similar Applicable Law now or hereafter in effect, any right to require the marshaling of assets of Parent, Merger Subsidiary or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally other than defenses that are available to Parent and/or Merger Subsidiary under the Merger Agreement (excluding defenses that are available to Parent solely as a result of the occurrence of an insolvency, bankruptcy, reorganization or other similar proceeding involving Parent) or payment of the Guaranteed Obligation. Each Guarantor unconditionally and irrevocably agrees that it shall not and shall cause its affiliates not to, directly or indirectly, institute any proceeding or make any claim asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms. The Guarantors acknowledge that they will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits and that if any of such waivers are determined contrary to any applicable law or public policy, such waivers shall be effective to the maximum extent permitted by Applicable Law. When pursuing its rights and remedies under this Limited Guarantee against the Guarantors, the Guaranteed Party shall be under no obligation to pursue such rights and remedies it may have against Parent, Merger Subsidiary or any other Person for the Guaranteed Obligations or any right of offset with respect thereto. Any failure by the Guaranteed Party to pursue such other rights or remedies or to collect any payments from Parent, Merger Subsidiary or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent, Merger Subsidiary or any such other Person or any right of offset, in each case, shall not relieve any Guarantor of any liability under this Limited Guarantee, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

3. Sole Remedy.

(a) The Guaranteed Party acknowledges and agrees, on behalf of itself and its Affiliates, that:

(i) the sole cash asset of Parent is cash in a de minimis amount, and that no additional funds are expected to be contributed to Parent unless and until the Acceptance Time occurs in accordance with the terms and conditions of the Merger Agreement, and that, without limiting the rights of the Guaranteed Party under this Limited Guarantee or under the Equity Commitment Letter, and subject to all of the terms, conditions and limitations herein and therein, the Guaranteed Party shall not have any right to cause any assets to be contributed to Parent by the Guarantors, any of the Guarantor’s Related Persons (as defined below) or any other Person; and

(ii) notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, or any other document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby, the Guarantors shall not have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, or any other document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof), other than as expressly set forth herein or therein, and that no Person other than the Guarantors shall have any liability or obligation hereunder; and

(iii) notwithstanding that each Guarantor is a partnership, limited partnership or limited liability company, (x) the Guaranteed Party has no and shall have no right of remedy, recourse or recovery (whether at law or equity or in tort, contract or otherwise) against any Guarantor’s Related Persons (or any Related Person of such Persons), and (y) no personal liability or obligation whatsoever shall attach to any Guarantor’s Related Persons (or any Related Person of such Persons (excluding the Guarantors)) (including, without limitation, any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, or any other document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, or in respect of any oral representations made or alleged to be made in connection therewith or herewith, including in the event Parent or Merger Subsidiary breaches (whether willfully, intentionally, unintentionally or otherwise) its obligations under this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, or any other document or instrument delivered in connection herewith or therewith or otherwise, whether or not any such breach is caused by the Guarantors breach (whether willfully, intentionally, unintentionally or otherwise) of their obligations under this Limited Guarantee), in each case, whether by or through any Guarantor, Parent, Merger Subsidiary or any other Person, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Applicable Law, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of Parent or Merger Subsidiary against the Guarantors or any Related Person of any Guarantor (or any Related Person of such Persons), or otherwise, except for (and, in each case, solely to the extent of) the Guaranteed Party’s rights against the Guarantors expressly provided under this Limited Guarantee pursuant to the terms and subject to the conditions hereof, and in no event shall the Guaranteed Party or any of its Related Persons (or any Related Person of such Persons) seek any damages of any kind or any other recovery, judgment, or remedies of any kind (including any multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Maximum Aggregate Amount against the Guarantors or any Related Person of any Guarantor (or any Related Person of such Persons) pursuant to the terms and subject to the conditions hereof (or, with respect to each Guarantor, more than the lesser of (A) such Guarantor’s Maximum Guarantor Amount, if any and (B) such Guarantor’s Pro Rata Percentage of the Maximum Aggregate Amount), except for, in all cases under this Section 3(a)(iii), (a) the Guaranteed Party’s rights against the Guarantors provided under this Limited Guarantee pursuant to the terms and subject to the conditions hereof, (b) the Guaranteed Party’s right to enforce specifically the obligations of the Equity Investors (as defined in the Equity Commitment Letter) to fund the Commitment to Parent, (c) rights and claims against any counterparty to the Confidentiality Agreement, and (d) the right of the Guaranteed Party and any of its Related Persons or any Person claiming by, through or on behalf of them to make any Retained Claims (as defined in the Equity Commitment Letter) against any such Person.

(b) Except for any claims that are Retained Claims, recourse against the Guarantors under this Limited Guarantee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Guaranteed Party and all of its Related Persons against the Guarantors and any Guarantor’s Related Persons (and any Related Person of such Related Persons) in respect of any breaches, losses, damages, liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, or any other document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, including in respect of any oral representations made or alleged to be made in connection herewith or therewith.

(c) The Guaranteed Party hereby unconditionally and irrevocably covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Related Persons (and any Related Person of such Persons) not to institute, on its behalf, directly or indirectly, any proceeding or bring any other claim (whether at law, in equity, in contract, in tort or otherwise) arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, or any other document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, against any Guarantor or any Related Person (and any Related Persons of such Related Persons) thereof, except for claims of the Guaranteed Party against the Guarantors (including Retained Claims) pursuant to the terms and subject to the conditions of, or otherwise permitted by, this Limited Guarantee. As used in this Limited Guarantee, the term “Related Person” shall mean, with respect to any Person, any former, current or future direct or indirect equity holder, controlling person, general or limited partner, officer, director, employee, investment professional, manager, stockholder, member, agent, affiliate, assignee, financing source or Representative of any of the foregoing or any of their respective successors or assigns; provided, that the definition of “Related Person” shall exclude the undersigned in respect of its express obligations hereunder and under the Equity Commitment Letter and Parent and Merger Subsidiary in respect of their respective express obligations under the Merger Agreement and other Transaction Documents. The Guaranteed Party further unconditionally and irrevocably covenants and agrees that, notwithstanding anything contained herein or otherwise, (A) the Guaranteed Party has no right to recover, and shall not recover, and the Guaranteed Party shall not institute, directly or indirectly, and shall cause its Related Persons (and any Related Person of such

Persons) not to institute, directly or indirectly, any proceeding or bring any other claim in the name of or on behalf of the Guaranteed Party to recover more than the Maximum Aggregate Amount in respect of any breaches, losses, damages, liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, or any other document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, and (B) the Guaranteed Party shall promptly return all monies paid to it or its Related Persons in excess of the Maximum Aggregate Amount or applicable Maximum Guarantor Amount to the applicable Guarantor or Guarantors, other than, in all cases, with respect to Retained Claims under, and monies properly paid pursuant to the terms of, the Equity Commitment Letter, Confidentiality Agreement or Merger Agreement.

(d) Notwithstanding any of the foregoing, in the event any Guarantor (x) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any person, then, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, against such continuing or surviving entity or such person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the liability of the Guarantors hereunder and subject to the Maximum Guarantor Amount. As used herein, unless otherwise specified, the term Guarantor shall include each such Guarantor’s Successor Entity.

(e) Nothing set forth in this Limited Guarantee shall confer or give to any Person other than the Guaranteed Party any rights, remedies or recourse against the Guarantors and their Related Persons (and any Related Persons of such Related Persons), except as expressly set forth herein. The Guaranteed Party acknowledges and agrees that each Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 3. This Section 3 shall survive the termination of this Limited Guarantee.

4. Representations and Warranties; Covenants. Each Guarantor, severally and not jointly, and not jointly and severally, hereby represents and warrants with respect to itself that:

(a) it has all limited partnership, limited liability company or equivalent, as applicable, power and authority to execute, deliver and perform this Limited Guarantee;

(b) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action by such Guarantor, and this Limited Guarantee has been duly executed and delivered by such Guarantor and no other proceedings or actions on the part of such Guarantor or any general partner or managing member of such Guarantor or other Person are necessary therefor;

(c) this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms (except to the extent of the Bankruptcy and Equity Exception);

(d) the execution, delivery and performance by such Guarantor of this Limited Guarantee does not and will not (i) violate the organizational documents of such Guarantor, (ii) violate any Applicable Law binding on such Guarantor or its assets, or (ii) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract or agreement to which such Guarantor is a party;

(e) except as would not reasonably be expected to adversely affect the ability of such Guarantor to perform its obligations under this Limited Guarantee or to consummate the transactions contemplated hereby in a timely manner, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by it have been obtained or made and all conditions thereof have been duly complied with; and

(f) such Guarantor has unfunded capital commitments in an amount not less than such Guarantor’s Maximum Guarantor Amount or has such other liquid financial means at its disposal to enable such Guarantor to fulfill the Guaranteed Obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee remains in effect.

5. Termination; Continuing Guarantee.

(a) This Limited Guarantee shall terminate and be of no further force and effect and the Guarantors shall have no further obligation or liability under this Limited Guarantee as of the earliest to occur of: (i) the consummation of the Closing in accordance with the terms of the Merger Agreement, including payment of the Aggregate Consideration in accordance with the Merger Agreement; (ii) the indefeasible payment in full of the Guaranteed Obligation; (iii) the termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make any payment of any Guaranteed Obligation; (iv) the date that is sixty (60) days after the termination of the Merger Agreement if the Merger Agreement is terminated in any of the circumstances pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make a payment of the Guaranteed Obligation unless (A) the Guaranteed Party shall have made a claim in writing with respect to such Guaranteed Obligation during such sixty (60)-day period and (B) the Guaranteed Party shall have commenced a legal proceeding during such sixty (60)-day period in accordance with Section 15 against the Guarantors alleging that Parent is liable for such Guaranteed Obligation, in which case, this Limited Guarantee shall survive solely with respect to amounts claimed or alleged to be so owing; provided, that with respect to this clause (iv), the Guarantors shall not have any further liability or obligation under this Limited Guarantee from and after the earlier of (x) the entry of a final, non-appealable order of a court of competent jurisdiction and (y) the execution and delivery of a written agreement between the Guarantors, on the one hand, and the Guaranteed Party, on the other hand, and, in either case, the payment by the Guarantors to the Guaranteed Party of all amounts payable by the Guarantors pursuant to such order or agreement; and (v) the termination of this Limited Guarantee by mutual written agreement of the Guarantors and the Guaranteed Party.

(b) Except to the extent that the obligations and liabilities of the Guarantors are terminated pursuant to the provisions of Section 5(a) hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantors and each of their successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its respective successors and permitted transferees and assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. In the event that the Guaranteed Party, any Affiliates of the Guaranteed Party, or any other Person who is acting on behalf of, or at the direction of, the Guaranteed Party, asserts, directly or indirectly, in any litigation or any other proceeding (whether at law, in equity, in contract, in tort or otherwise) (a) that the provisions of Section 1 hereof limiting the Guarantors’ aggregate liability to the Maximum Aggregate Amount (or, with respect to each Guarantor, the lesser of (x) such Guarantor’s Maximum Guarantor Amount, if any and (y) such Guarantor’s Pro Rata Percentage of the Maximum Aggregate Amount) or the provisions of this Section 5 are illegal, invalid or unenforceable, in whole or in part or (b) any theory of liability against any Guarantor or any of its Related Persons (and any Related Persons of such Related Persons) with respect to the transactions contemplated by this Limited Guarantee, the Merger Agreement, the Equity Commitment

Letter, or any of the transactions contemplated hereby or thereby (or the termination or abandonment thereof) other than, solely with respect to this clause (b), any claim that is a Retained Claim or any claim by the Guaranteed Party against the Guarantors in respect of such Guarantor’s obligation to fund its portion of any Guaranteed Obligation up to its Maximum Guarantor Amount in accordance with this Limited Guarantee, then (x) the obligations of the Guarantors under this Limited Guarantee shall immediately terminate without the need for any further action by any Person and shall thereupon be null and void ab initio and of no further force and effect, (y) if any Guarantor has previously made any payments under this Limited Guarantee, such Guarantor shall be entitled to recover such payments and (z) except with respect to a Retained Claim, none of Parent, Merger Subsidiary, the Guarantors nor any of their respective Related Persons (and any Related Persons of such Related Persons) shall have any liability or obligation to the Guaranteed Party or any of its Related Persons (and any Related Persons of such Related Persons) with respect to the transactions contemplated by the Merger Agreement or this Limited Guarantee.

6. Entire Agreement. This Limited Guarantee, together with the Merger Agreement, Equity Commitment Letter and Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede and cancel any and all prior or contemporaneous discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, express or implied, among Parent, Merger Subsidiary and the Guarantors or any of their Related Persons (and any Related Persons of such Related Persons), on the one hand, and the Guaranteed Party or any of its Related Persons (and any Related Persons of such Related Persons), on the other hand regarding the subject matter hereof. Except as expressly provided in this Limited Guarantee, no representation or warranty has been made or relied upon by any of the parties to this Limited Guarantee with respect to this Limited Guarantee.

7. Amendments and Waivers. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Guarantors and the Guaranteed Party or, in the case of a waiver, by the party or each of the parties against whom the waiver is to be effective (with any waiver of any Guarantor being applicable to all Guarantors). No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof.

8. Payments. All payments to be made hereunder by each Guarantor shall be made in lawful money of the United States of America at the time of payment, and shall be made in immediately available funds.

9. Counterparts; Notices.

(a) Counterparts. This Limited Guarantee agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts (and may be delivered by facsimile transmission or via email as a portable document format), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

(b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (x) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (y) when sent by e-mail (with non-automated written confirmation of receipt) or (z) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):

If to any Guarantor, to:

c/o Apollo Management IX, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Attn:	Andrew Jhawar, Senior Partner
John Suydam, Chief Legal Officer
Email:	ajhawar@apollolp.com
jsuydam@apollolp.com

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars – 29th Floor
Los Angeles, CA 90067
Attn:	Gregory Klein
Michael Kaplan
Email:	gregory.klein@stblaw.com
michael.kaplan@stblaw.com

If to the Guaranteed Party, to:

The Michaels Companies, Inc.
3939 West John Carpenter Freeway
Irving, Texas 75063
Attn:	Executive Vice President – General Counsel & Secretary
Email:	Tim.Cheatham@michaels.com

with a copy (which shall not constitute actual or constructive notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attn:	William M. Shields
Craig E. Marcus
William J. Michener
Sarah H. Young
Email:	william.shields@ropesgray.com
craig.marcus@ropesgray.com
william.michener@ropesgray.com
sarah.young@ropesgray.com

10. No Assignment. This Limited Guarantee and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Limited Guarantee nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Guarantors or the Guaranteed Party to any other Person without the prior written consent of the Guaranteed Party (in the case of an assignment by any Guarantor) or all of the Guarantors (in the case of an assignment by the Guaranteed Party) and any purported assignment without such consent shall be null and void and of no force and effect, except that if a portion of any Guarantor’s commitment under the Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of the Guaranteed Obligation hereunder may be assigned to the same assignee; provided, that any such assignment will not relieve such Guarantor of its obligations under this Limited Guarantee.

11. No Third Party Beneficiaries. This Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, except that each Related Person of any Guarantor (and any Related Person of such Persons) shall be considered a third party beneficiary of the provisions of Section 3 and Section 5 hereof applicable to them as stated therein.

12. Interpretation. The headings and titles contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof. The parties have participated jointly in negotiating and drafting this Limited Guarantee. If an ambiguity or a question of intent or interpretation arises, this Limited Guarantee shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Limited Guarantee.

13. Confidentiality. This Limited Guarantee is being provided to the Guaranteed Party solely in connection with the Merger Agreement and the transactions contemplated thereby. The Guaranteed Party shall keep strictly confidential this Limited Guarantee and all information obtained by it with respect to the Guarantors in connection with this Limited Guarantee, and will use such information solely in connection with the transactions contemplated hereby. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of each of the Guarantors, if required by Applicable Law or by any court order or by a recognized stock exchange, governmental department or agency or other supervisory or regulated body, or in connection with court or other proceedings to enforce the terms and conditions of this Limited Guarantee or the Merger Agreement.

14. Severability. Any term or provision of this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any term or provision of this Limited Guarantee is invalid or unenforceable in any situation in any jurisdiction a suitable and equitable provision shall be substituted for the invalid or unenforceable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision. Notwithstanding anything to the contrary, this Limited Guarantee may not be enforced without giving full and absolute effect to the limitation of the amount payable by the Guarantors hereunder to the Maximum Aggregate Amount and by each Guarantor to its Maximum Guarantor Amount and its Pro Rata Percentage limitations provided in Section 1 hereof and to the provisions of Section 5 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates and representatives acting on its behalf not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable.

15. Governing Law; Forum.

(a) This Limited Guarantee, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Limited Guarantee or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, New Castle County, and (b) the United States District Court in Wilmington, Delaware (collectively, the “Chosen Courts”) and agrees that any Claim with respect to this Limited Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guarantee and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be commenced either in the United States District Court in Wilmington, Delaware or if such Claim may not be brought in such court for jurisdictional reasons, in the Court of Chancery of the State of Delaware, New Castle County. Each of the parties hereto hereby irrevocably submits with regard to any such Claim for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Claim with respect to this Limited Guarantee, (A) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (B) any claim that it or its property is exempt or immune from jurisdiction of the Chosen Courts or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by Applicable Law, any claim that (1) the Claim in such court is brought in an inconvenient forum, (2) the venue of such Claim is improper or (3) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by the Chosen Courts. To the fullest extent permitted by Applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 11.01 of the Merger Agreement; provided, that (i) nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law and (ii) each such party’s consent to jurisdiction and service contained in this Section 15 is solely for the purpose referred to in this Section 15 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

16. Waiver of Trial by Jury. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR THE EQUITY COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Limited Guarantee as of the date first set forth above.

APOLLO INVESTMENT FUND IX, L.P.

By:	Apollo Advisors IX, L.P., its
general partner

By:	Apollo Capital Management IX,
LLC, its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE 892) IX, L.P.

By:	Apollo Advisors IX, L.P., its
general partner

By:	Apollo Capital Management IX,
LLC, its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE) IX, L.P.

By:	Apollo Advisors IX, L.P., its
general partner

By:	Apollo Capital Management IX,
LLC, its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Limited Guarantee as of the date first set forth above.

APOLLO OVERSEAS PARTNERS IX, L.P.

By:	Apollo Advisors IX, L.P., its general
partner

By:	Apollo Capital Management IX, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Limited Guarantee as of the date first set forth above.

APOLLO OVERSEAS PARTNERS (LUX) IX, SCSP

By:	Apollo Overseas Partners (Lux) IX GP,
S.à r.l., its general partner

By:	Apollo Investment Management
Europe (Luxembourg) S.à r.l., its
alternative investment fund manager

By:	Apollo Management IX, L.P., its
general partner

By:	AIF IX Management, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Limited Guarantee as of the date first set forth above.

GUARANTEED PARTY:

THE MICHAELS COMPANIES, INC.

By:	/s/ Ashley Buchanan
Name:	Ashley Buchanan
Title:	Chief Executive Officer

[Signature Page to Limited Guarantee]

Exhibit A

Guarantor	Maximum Guarantor Amount	Pro Rata Percentage
Apollo Investment Fund IX, L.P.	$95,219,520	43.2816%
Apollo Overseas Partners (Delaware 892) IX, L.P.	$55,417,560	25.1898%
Apollo Overseas Partners (Delaware) IX, L.P.	$19,388,820	8.8131%
Apollo Overseas Partners (Lux) IX, SCSp	$13,717,000	6.2350%
Apollo Overseas Partners IX, L.P.	$36,257,100	16.4805%

TOTAL	$220,000,000	100%